Exhibit 10(m)

                                 August 25, 1998


SSgA Funds
909 A Street
Tacoma, WA 98402

Gentlemen:

     As counsel to SSgA Funds (the "Trust"), a Massachusetts business trust, we have been asked to render our opinion with respect to the issuance of an indefinite number of shares of beneficial interest, $.001 par value, of the Trust (the "Shares") representing interests in the SSgA Aggressive Equity Fund, as more fully described in each Prospectus and the Statement of Additional Information contained in Post-Effective Amendment No. 47 (the "Amendment") to the Trust's Registration Statement on Form N-1A (Registration No. 33-19229) filed with the Securities and Exchange Commission.

     We have examined the First Amended and Restated Master Trust Agreement of the Trust dated October 13, 1993, as amended, the By-laws of the Trust, the records of certain meetings of the Trustees, the Prospectus and Statement of Additional Information contained in the Amendment, and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, when sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of sale, will be legally issued, fully paid and non-assessable by the Trust.

     We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the reference to this firm as legal counsel for the Trust in the Prospectus contained in the Amendment.

                                         Very truly yours,


                                         /s/ Goodwin, Procter & Hoar LLP
                                         -------------------------------
                                         Goodwin, Procter & Hoar LLP